         Exhibit 99.1

JLL Income Property Trust
Announces Q3 2024 Earnings Call

Chicago (October 30, 2024) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investment assets, will hold a public earnings call on Wednesday, November 13, 2024 at 9:00 AM CT to review third quarter operating and financial results. Gregg Falk, Chief Financial Officer, and Lucas Kimmel, Portfolio Manager, will present an overview of recent economic events that directly influence the business of the portfolio and investment real estate markets, along with a detailed review of the financial performance and more noteworthy accomplishments of the quarter.

Date: Wednesday, November 13, 2024
Time: 9:00 AM CT
Dial-in Number (Toll Free): 888-506-0062
*Participant Access Code: 394974
Dial-in Number (International): 973-528-0011
Replay Number (Toll Free): 877-481-4010
Replay Number (International): 919-882-2331
Replay Passcode: 50003

The teleconference replay will be available until November 20, 2024 at 9:00 AM CT. The audio replay will be posted to the SEC Filings section of the JLL Income Property Trust website at www.jllipt.com within 24 hours of the call.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of private, core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

*Participants will be greeted by an operator and asked for the access code. If a caller does not have the code, they can reference the company name.

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JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world’s leading real estate investment managers. On a global basis, LaSalle manages US$84.8 billion of assets in private and public real estate equity and debt investments as of Q2 2024. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com